As filed with the Securities and Exchange Commission on November 5, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

National Financial Partners Corp.

(Exact name of registrant as specified in its charter)

Delaware	13-4029115
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

340 Madison Avenue, 20th Floor

New York, New York 10173

(Address of principal executive offices)

EMPLOYMENT INDUCEMENT AWARD CONSISTING OF RESTRICTED STOCK UNITS GRANTED TO ANNEMARIE LONG

(Full title of the plan)

Stancil E. Barton, Esq.

Executive Vice President and General Counsel

National Financial Partners Corp.

340 Madison Avenue, 20th Floor

New York, New York 10173

(212) 301-4000

(212) 301-4001 (facsimile)

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common stock, par value $0.10 per share	12,484(2)	$17.62	$219,968.08	$30.00

(1)	This Registration Statement covers 12,484 shares of common stock, par value $0.10 per share (“Common Stock”), of National Financial Partners Corp. available for issuance upon vesting of restricted stock units (“RSUs”) granted to Annemarie Long, employed by a subsidiary of the Registrant, pursuant to an employment inducement award under New York Stock Exchange Rule 303A.08. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares that may become issuable by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Total represents the maximum number of shares of Common Stock issuable upon vesting of RSUs granted to Annemarie Long as an employment inducement award.
(3)	Estimated solely for the purpose of calculating the registration fee. Computed in accordance with Rule 457(c) and (h) under the Securities Act by averaging the high and low sales prices of NFP Common Stock as reported by the New York Stock Exchange on October 26, 2012.

EXPLANATORY NOTE

This registration statement registers shares of common stock, par value $0.10 per share (the “Common Stock”), of National Financial Partners Corp. (the “Company”) that may be issued upon vesting of restricted stock units (“RSUs”) granted to Annemarie Long, employed by a subsidiary of the Company, pursuant to the Employment Inducement Award Consisting of Restricted Stock Units Granted to Annemarie Long (the “Plan”) awarded to Ms. Long as part of an inducement for employment in accordance with New York Stock Exchange Rule 303A.08. We have awarded RSUs to Ms. Long under the New York Stock Exchange’s employment inducement exemption from the shareholder approval requirement generally applicable to equity compensation grants. The number of RSUs awarded was determined using a price equal to the average of the closing sales price per share of our Common Stock during the 20-day trading period ended September 28, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The document(s) containing the information specified in Part I of Form S-8 and the statement of availability of information required by Item 2 of Form S-8 and information relating to the Plan and other information required by Item 2 of Form S-8 have previously been, or will be, sent or given to the Plan participant as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are available without charge, upon oral or written request to: National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, New York 10173, (212) 301-4000, Attention: Office of the General Counsel.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference into this registration statement the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 13, 2012;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, filed on May 1, 2012, and June 30, 2012, filed on August 1, 2012;

•

the portions of our Definitive Proxy Statement on Schedule 14A filed on April 9, 2012, that are incorporated by reference into Parts II and III of our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Current Reports on Form 8-K filed on March 12, 2012 and May 24, 2012; and

•

the description of our common stock contained in the Registration Statement on Form 8-A, filed on August 22, 2003, to register such securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, or any information furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K unless we explicitly state such information is to be considered “filed.”

                  Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the shares of Common Stock offered hereby has been passed upon for us by Stancil E. Barton, Executive Vice President and General Counsel of the Company. As of October 31, 2012, Mr. Barton beneficially owned 53,331 shares of Common Stock and 26,968 restricted stock units with original vesting schedules of three years.

Item 6. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 102 of the General Corporation Law of the State of Delaware, or the DGCL, allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue, or matter as to which such person has been adjudged liable to the corporation unless the Delaware Court of Chancery or other court in which such action or suit is brought approves such indemnification. Section 145 further permits a corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption shall be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Pursuant to Section 102(b)(7) of the DGCL, Article Nine of our amended and restated certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under section 174 of the DGCL regarding unlawful dividends, stock purchases or stock redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

Our amended and restated by-laws provide that we shall indemnify, to the fullest extent authorized by law, any director or officer made party to any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director or officer of us or any predecessor, or serves or served any other enterprise as a director or officer at our request. Such indemnification rights shall continue as to a person who has ceased to be a director or officer. Such indemnification rights shall survive any repeal or modification of the indemnification provisions, to the extent such rights were in existence at the time of such repeal or modification. Pursuant to the amended and restated by-laws, we are not obligated to indemnify a director or officer in a proceeding initiated by such director or officer against us or our directors and officers unless our board of directors consents to such proceeding. Our amended and restated by-laws also permit us to purchase and maintain insurance for any director or officer, or any director or officer serving at our request as a director, officer, employee or agent of another enterprise, against any liability asserted against such person in such capacity. We carry standard directors’ and officers’ liability insurance for the benefit of our directors and officers.

We may enter into indemnification agreements with our directors and executive officers. These provisions and agreements may have the practical effect in some cases of eliminating our stockholders’ ability to collect monetary damages from our directors and executive officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to NFP’s Registration Statement on Form S-1 (Amendment No. 4) (No. 333-105104) filed on September 15, 2003)

4.2	Form of Second Amended and Restated Stockholders Agreement, dated as of February 13, 2004, among National Financial Partners Corp., Apollo Investment Fund IV, LP and each of the stockholders party thereto (incorporated by reference to Exhibit 4.2 to NFP’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 12, 2004)

4.3	Form of Lock-up Agreement (incorporated by reference to Exhibit 4.3 to NFP’s Annual Report on Form 10-K for the year ended December 31, 2003)

4.4	Indenture, dated as of June 15, 2010, between National Financial Partners Corp. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to NFP’s Current Report on Form 8-K filed on June 16, 2010)

4.5	Confirmation regarding convertible bond hedge transaction, dated June 9, 2010, between National Financial Partners Corp. and Goldman, Sachs & Co. (incorporated by reference to Exhibit 10.2 to NFP’s Current Report on Form 8-K filed on June 14, 2010)

4.6	Confirmation regarding issuer warrant transaction, dated June 9, 2010, between National Financial Partners Corp. and Goldman, Sachs & Co. (incorporated by reference to Exhibit 10.3 to NFP’s Current Report on Form 8-K filed on June 14, 2010)

4.7	Confirmation regarding convertible bond hedge transaction, dated June 9, 2010, between National Financial Partners Corp. and Bank of America, N.A. (incorporated by reference to Exhibit 10.4 to NFP’s Current Report on Form 8-K filed on June 14, 2010)

4.8	Confirmation regarding issuer warrant transaction, dated June 9, 2010, between National Financial Partners Corp. and Bank of America, N.A. (incorporated by reference to Exhibit 10.5 to NFP’s Current Report on Form 8-K filed on June 14, 2010)

4.9	Confirmation regarding convertible bond hedge transaction, dated June 9, 2010, between National Financial Partners Corp. and Wells Fargo Securities, LLC, solely as agent of Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.6 to NFP’s Current Report on Form 8-K filed on June 14, 2010)

4.10	Confirmation regarding issuer warrant transaction, dated June 9, 2010, between National Financial Partners Corp. and Wells Fargo Securities, LLC, solely as agent of Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.7 to NFP’s Current Report on Form 8-K filed on June 14, 2010

5.1*	Opinion of Stancil E. Barton, Esq.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2*	Consent of Stancil E. Barton, Esq. (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on November 5, 2012.

National Financial Partners Corp.

By:	/s/ Jessica M. Bibliowicz
Name:	Jessica M. Bibliowicz
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of National Financial Partners Corp., a Delaware corporation, hereby constitutes and appoints Jessica M. Bibliowicz, Douglas W. Hammond, Donna J. Blank and Stancil E. Barton and each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, to sign in any and all capacities this Registration Statement and any and all amendments (including post-effective amendments) and exhibits to this Registration Statement and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Jessica M. Bibliowicz	Chairman and Chief Executive Officer (Principal executive officer)	November 5, 2012
Jessica M. Bibliowicz

/s/ Donna J. Blank	Executive Vice President and Chief Financial Officer	November 5, 2012
Donna J. Blank	(Principal financial officer)

/s/ Brett R. Schneider	Senior Vice President and Controller (Principal accounting officer)	November 5, 2012
Brett R. Schneider

/s/ Stephanie W. Abramson	Director	November 5, 2012
Stephanie W. Abramson

/s/ Patrick S. Baird	Director	November 5, 2012
Patrick S. Baird

/s/ R. Bruce Callahan	Director	November 5, 2012
R. Bruce Callahan

/s/ John A. Elliott	Director	November 5, 2012
John A. Elliott

/s/ J. Barry Griswell	Director	November 5, 2012
J. Barry Griswell

/s/ Marshall A. Heinberg	Director	November 5, 2012
Marshall A. Heinberg

/s/ Kenneth C. Mlekush	Director	November 5, 2012
Kenneth C. Mlekush

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to NFP’s Registration Statement on Form S-1 (Amendment No. 4) (No. 333-105104) filed on September 15, 2003)

4.2	Form of Second Amended and Restated Stockholders Agreement, dated as of February 13, 2004, among National Financial Partners Corp., Apollo Investment Fund IV, LP and each of the stockholders party thereto (incorporated by reference to Exhibit 4.2 to NFP’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 12, 2004)

4.3	Form of Lock-up Agreement (incorporated by reference to Exhibit 4.3 to NFP’s Annual Report on Form 10-K for the year ended December 31, 2003)

4.4	Indenture, dated as of June 15, 2010, between National Financial Partners Corp. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to NFP’s Current Report on Form 8-K filed on June 16, 2010)

4.5	Confirmation regarding convertible bond hedge transaction, dated June 9, 2010, between National Financial Partners Corp. and Goldman, Sachs & Co. (incorporated by reference to Exhibit 10.2 to NFP’s Current Report on Form 8-K filed on June 14, 2010)

4.6	Confirmation regarding issuer warrant transaction, dated June 9, 2010, between National Financial Partners Corp. and Goldman, Sachs & Co. (incorporated by reference to Exhibit 10.3 to NFP’s Current Report on Form 8-K filed on June 14, 2010)

4.7	Confirmation regarding convertible bond hedge transaction, dated June 9, 2010, between National Financial Partners Corp. and Bank of America, N.A. (incorporated by reference to Exhibit 10.4 to NFP’s Current Report on Form 8-K filed on June 14, 2010)

4.8	Confirmation regarding issuer warrant transaction, dated June 9, 2010, between National Financial Partners Corp. and Bank of America, N.A. (incorporated by reference to Exhibit 10.5 to NFP’s Current Report on Form 8-K filed on June 14, 2010)

4.9	Confirmation regarding convertible bond hedge transaction, dated June 9, 2010, between National Financial Partners Corp. and Wells Fargo Securities, LLC, solely as agent of Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.6 to NFP’s Current Report on Form 8-K filed on June 14, 2010)

4.10	Confirmation regarding issuer warrant transaction, dated June 9, 2010, between National Financial Partners Corp. and Wells Fargo Securities, LLC, solely as agent of Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.7 to NFP’s Current Report on Form 8-K filed on June 14, 2010

5.1*	Opinion of Stancil E. Barton, Esq.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2*	Consent of Stancil E. Barton, Esq. (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

*	Filed herewith